EXHIBIT 21

LIST OF SUBSIDIARIES

	Jurisdiction of	Name Under Which
Subsidiary	Incorporation	Subsidiary Does Business

Midwest Marketing Group, Inc.***	Nebraska	Midwest Marketing Group, LLC.
Northstar Telecom, Inc.****	Nebraska	Northstar Telecom, Inc.
Cordia Communications Corp.	Nevada	Cordia Communications Corp.
CordiaIP Corp.	Nevada	CordiaIP Corp.
Cordia International Corp.	Nevada	Cordia International Corp.
Cordia Net, Corp	Nevada	Cordia Net, Corp.
VOzsIP Corp.*	Nevada	VOzsIP Corp.
My Tel Co, Inc.	New York	My Tel Co, Inc.
Cordia Communications Corp. of Virginia	Virginia	Cordia Communications Corp. of Virginia
My Tel Co, Inc.	Virginia	My Tel Co, Inc.
Cordia International Holdings Group*	British Virgin Islands	Cordia International Holdings Group
Cordia Comunicações S/A	Brazil	Cordia Comunicações S/A
Cordia do Brasil Partcipações Ltda.**	Brazil	Cordia do Brasil Partcipações Ltda.
Cordia Phils., Inc.*	Philippines	Cordia Phils., Inc.
Cordia Australia Pty Limited*	Australia	Cordia Australia Pty Limited
Cordia HK Limited*	Hong Kong	Cordia HK Limited
Triamis Group Limited*	Hong Kong	Triamis Group Limited
Cordia LT Communications Private Limited*****	India	Cordia LT Communications Private Limited

* These entities are wholly-owned by subsidiaries of Registrant’s wholly-owned subsidiary Cordia International Corp.

** This entity is owned by Cordia International Corp. and VOzsIP Corp.

*** This entity is owned by My Tel Co, Inc.

**** This entity is owned by Midwest Marketing Group, Inc.

***** Joint Venture interest held by Cordia International Corp.